GlobalWise Investments, Inc. www.GlobalWiseInvestments.com Matthew Chretien, Interim President & CEO 614-388-8909 Contact@GlobalWiseInvestments.com

GlobalWise Announces Its MarketCommandTM Launch

A Powerful, Simple Tool to Drive Recurring Revenue for the Imaging Channel

COLUMBUS, OH – (Marketwire – January 2, 2014) – GlobalWise Investments, Inc. (OTCQB: GWIV) (OTCBB: GWIV) (the “Company”) (www.GlobalWiseInvestments.com) and its wholly owned subsidiary Intellinetics, Inc., a provider of cloud-based and premise-based Enterprise Content Management (“ECM”) systems in both the public and private sectors, today announced the launch of its new MarketCommandTM partner program.

MarketCommandTM is a program for dealers in the print and imaging channel that generates additional revenues from the SMB office automation market. MarketCommandTM packages the GlobalWise cloud-based IntelliCloudTM platform as a feature of the multi-function devices sold by dealers on the program. As a result, MarketCommandTM can increase partner revenue from stronger device sales, IntelliCloudTM activation fees and increasing recurring revenue from customers that utilize more than the initial capacity– all without complexity in sales, operations, or service delivery.

The MarketCommandTM program reflects a tremendous collaborative effort from our team. We gained in-depth feedback from our first generation industry partners to determine what business, technical, market positioning and service changes were needed to build a robust Intellinetics-based document solutions practice. Every aspect of MarketCommandTM reflects the cumulative feedback and analysis from this process.

The MarketCommandTM program delivers the simplicity our stakeholders were looking for in delivering document-centric business solutions as a feature of the multi-function devices they already sell. With MarketCommandTM, IntelliCloudTM’s solutions catalog is available via configurable icons from the device panel. MarketCommandTM is initially being made available only to market leaders within the geographies served. We will begin on-boarding select partners in Q1 2014. Initial industry feedback has been very positive, and we anticipate expanding to a wider set of program partners in the coming months.

About GlobalWise Investments, Inc.

GlobalWise Investments, Inc., via its wholly owned subsidiary Intellinetics, Inc., is a Columbus, Ohio based Enterprise Content Management (ECM) pioneer with industry-leading software that delivers cloud based ECM based solutions on-demand. The Company’s flagship platform, IntellivueGX™, represents an industry benchmark intelligent design, accessibility, and innovation. For additional information, please visit the Company’s corporate website: www.GlobalWiseInvestments.com

######